Exhibit 21

Subsidiaries of the Registrant

Public Subsidiaries

1.	The Singing Machine Company, Inc., a Delaware corporation

a.	Singing Machine (HK) Limited, a Hong Kong company
b.	SMC (Comercial Offshore De Macau) Limitada, a Macau offshore company
c.	SMC Logistics, Inc., a California corporation
d.	SMC Music, Inc., a Florida corporation

2.	Imperalis Holding Corp., a Nevada corporation

a.	Digital Power Corporation, a Delaware corporation
b.	TOG Technologies, a Nevada corporation

3.	Giga-tronics Incorporated, a California corporation

a.	Gresham Holdings, Inc. (f/k/a Gresham Worldwide, Inc.), a Delaware corporation
b.	Microsource, Inc., a California corporation
c.	Microphase Corporation, a Delaware corporation
d.	Gresham Power Electronics Ltd. (f/k/a/ Digital Power Limited), a company organized under the laws of England and Wales
e.	Enertec Systems 2001 Ltd., an Israeli corporation
f.	Relec Electronics Ltd., a company organized under the laws of England and Wales

4.	BitNile Metaverse, Inc., a Nevada corporation

a.	Bitnile.com, Inc., a Nevada corporation
b.	Ault Iconic, Inc., a Nevada corporation
c.	Agora Digital Holdings, Inc., a Nevada corporation
d.	Zest Labs, Inc., a Nevada corporation
e.	Wolf Energy Services, Inc., a Florida corporation
f.	White River Energy Corp., a Nevada corporation

5.	Ault Disruptive Technologies Corp., a Delaware corporation

Private Subsidiaries

1.	Ault Lending, LLC, a California limited liability company
2.	Ault Alpha LP, a Delaware limited partnership
3.	BitNile, Inc., a Nevada corporation
4.	Ault Disruptive Technologies Company, LLC, a Delaware limited liability company
5.	Tabard Holdings Inc., a Delaware corporation
6.	456 Lux Hotel NYC, LLC, a Delaware limited liability company
7.	Alliance Cloud Services, LLC, a Delaware limited liability company
8.	Ault Global Real Estate Equities, Inc., a Nevada corporation
9.	Ault Global Real Estate Equities, LLC, a Delaware limited liability company
10.	Third Avenue Apartments, LLC, a Delaware limited liability company
11.	Agree Madison, LLC, a Delaware limited liability company
12.	7675 Walton, LLC, a Delaware limited liability company
13.	1801 Deming, LLC, a Delaware limited liability company
14.	2226 Deming, LLC, a Delaware limited liability company
15.	8400 Market, LLC, a Delaware limited liability company
16.	Ault Aviation, LLC, a Nevada limited liability company
17.	Ault Energy, LLC, a Nevada limited liability company
18.	Circle 8 Crane GP LLC, a Delaware limited liability company
19.	Circle 8 Holdco LLC, a Delaware limited liability company
20.	Circle 8 Newco LLC, a Delaware limited liability company
21.	Eco Pack Technologies, Inc., a Nevada corporation
22.	Unique EV, Inc., a Delaware corporation
23.	BNI Montana, LLC, a Delaware limited liability company

Inactive Subsidiaries

The following entities are inactive subsidiaries of the Company:

A.	FlexiSphere Acquisition Corp., a Delaware corporation
B.	Digital Farms, Inc., a Delaware corporation
C.	I. AM Inc., a Nevada corporation
D.	It’sLikeFashion.com, Inc., a Delaware corporation
E.	Spyglass Hill Capital Lending Corp., a Delaware corporation
F.	Watership Corp., a Nevada corporation
G.	Flashpoint Digital Media, LLC, a Delaware limited liability company